EXHIBIT 10.1
AÉROPOSTALE, INC.
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (the “Agreement”), dated August 18, 2014 (the “Effective Date”) is made between Aeropostale, Inc., a Delaware corporation having an office at 112 West 34th Street, New York; New York 10120 (“Employer”) and Thomas P. Johnson, an individual residing at 127 Milbob Drive, Ivyland, PA 18974 (“Employee” and collectively with Employer, the “Parties”).
WHEREAS:
(1)    Employee’s active employment with the Employer will continue through August 29, 2014 or such other date as mutually agreed by Employer and Employee (the “Transition Period”) during which time Employee shall continue to be actively employed by Employer for the purpose of finalizing and transitioning matters which Employee is responsible for;
(2)    Employee’s Transition Period shall end on August 29, 2014 or such other date as mutually agreed by Employer and Employee (the “Separation Date”). The parties intend that Employee shall experience a “separation from service” (within the meaning of section 409A of the Internal Revenue Code of 1986, as amended) from the Employer on the Separation Date;
(3)    Employer is willing to provide to the Employee severance benefits, as hereinafter described in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:

1.
Reference is made to the employment agreement, dated May 3, 2013, by and between Employer and Employee (the “Employment Agreement”). Capitalized terms utilized herein but not otherwise defined in this Agreement, shall have the meanings ascribed to them in the Employment Agreement.

2.
The Parties have mutually agreed and acknowledged that from the period beginning with the Effective Date through the Separation Date, all of the terms and conditions of the Employment Agreement which are unaffected by this Agreement shall remain in full force and effect.

3.
As of the Effective Date, Employer and Employee have mutually agreed that Employee will no longer be employed by the Company and shall hereby be deemed to have resigned from the position of Chief Executive Officer, Board member and from any other positions he may have with Employer and its subsidiaries and affiliates.

4.
Employee acknowledges and agrees that during the Transition Period, Employee will, on a full-time basis, perform and complete tasks as required to assist in the above-mentioned transition reporting to Employer’s Board of Directors. Employee agrees that he will perform and complete these tasks with the same level of professionalism and commitment to Employer which he has demonstrated prior to the Effective Date.

5.
In consideration for (x) continuing to serve Employer until the Separation Date and (y) for the releases and covenants by Employee in this Agreement and the Updated Release attached hereto as Exhibit A, the Employer agrees that following the expiration of the revocation period described in Paragraph 18 below and the Updated Release, without Employee having exercised his right of revocation, Employer will provide Employee with the following:

(a)    from the Effective Date through the Separation Date, the Company will continue to provide salary payments to Employee at Employee’s current rate of pay, paid at Employer’s regular payroll intervals and subject to applicable tax withholding and Employee will earn or accrue any bonus, vacation pay, sick pay, pension or retirement credit, 401k contributions or any other benefits during said period, to the extent currently being received and as specifically provided for by this Agreement or by the plans under which such benefits are provided;
(b)    upon the Separation Date, subject to the terms and conditions of this Agreement, Employer hereby agrees to pay to Employee in accordance with the terms of the Employment Agreement, in consideration of the mutual promises and releases contained herein, a lump sum severance payment of twenty-four (24) months of Employee’s current base salary less applicable withholding taxes (hereinafter referred to as the “Severance Payment”). The Severance Payment shall be made within ten (10) days of the Separation Date (the “Payment Date”).
(c)    upon the Separation Date, and subject to the terms and conditions of this Agreement, Employer hereby also agrees to pay to Employee in accordance with the terms of the Employment Agreement, the pro-rata portion (based on the Separation Date), his 2014 bonus payment amount at the Threshold level, less applicable withholding taxes (the “2014 Bonus Payment”) calculated in accordance with the terms of the Employment Agreement and Employer’s Annual Incentive Plan. The 2014 Bonus Payment shall be paid when Employer typically pays annual incentive plan payments after the end of the applicable fiscal year. For the avoidance of doubt, Employee shall not be entitled to any other or future bonus payments from Employer other than the 2014 Bonus Payment.
(d)    for the one (1) year period after the Separation date, Employee shall be entitled to exercise his CSARs and stock options.
(e)    upon the Separation Date, Employee’s unvested restricted stock and restricted stock unit grants from Employer, granted under the Employer’s 2002 Stock Option Plan (the “Plan”), shall immediately vest, and shall otherwise be governed by the terms of the Plan , which has been previously provided to Employee by Employer and United States insider trading laws.
(f)    upon the Separation Date, a payment representing any accrued but unused PTO.

The Parties expressly acknowledge and agree that the severance provisions in Section 8.2(d) and Section 9 of the Employment Agreement shall be superseded and replaced by the severance provisions contained herein. For the avoidance of doubt, any and all payment to be made by Employer to Employee pursuant to this Section 5, shall only be a valid obligation of Employer if (x) Employee is not terminated for Cause or resigns without good reason prior to the Separation Date, (y) Employee executes the Updated Release attached hereto within two (2) days following the Separation Date and does not revoke this Agreement or the Updated Release, and (z) Employee has not breached Sections 4 (a breach of Section 4 only must be a material breach), 9, 10 and 12 of this Agreement. "Good reason" means for purposes of this section 5, without the consent of Employee, (i) a material reduction in Employee's base salary, (ii) assignment of duties inconsistent with a senior executive position or (iii) moving of the Employer's New York City corporate headquarters beyond a 50 mile radius of the Employer's existing headquarters location.

6.
In addition and separate from this Agreement, Employee shall receive those benefits which Employee is entitled to receive pursuant to and in accordance with the terms and conditions of Employer’s Supplementary Executive Retirement Plan (“SERP”) (such benefits hereinafter referred to as the “SERP payment”). The amount of the SERP Payment shall be finally determined at the time of payment to Employee which payment date is to be the first business day following the six (6) month anniversary of the Separation Date.

7.
(a) Employee acknowledges, understands and agrees that, other than the payments and benefits in Sections 5 and 6 above, Employee will not be entitled to receive any remuneration of any kind or nature from Employer, including, but not limited to, vacation pay, bonus pay, car allowance, COBRA payments, or travel, lodging, or any other expense reimbursements or other payments of any kind following the Separation Date; provided, however, that Employee may, if applicable, receive from Employer reimbursement of Employee’s actual reimbursable company-related expenses that he incurred (i) in accordance with Employer’s reimbursement policy and (ii) prior to the Separation Date. Nothing in this Section 7(a) will preclude Employee from participating in COBRA at his own expense.

.(b) As a material inducement to Employer to enter into this Agreement, and in consideration of Employer’s obligations under this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Employee, Employee hereby irrevocably, unconditionally and generally releases, discharges, and covenants not to sue or bring any claim, action, lawsuit or complaint of any nature whatsoever against

Employer and/or each of Employer’s affiliates, parents, subsidiaries, related companies, divisions, and its past and present officers, directors, employees, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, “Releasees”), from and with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever, whether known or unknown, from the beginning of time until the Separation Date (collectively, “Claims”).
(c) The Parties intend this release to be general and comprehensive in nature and to release all claims and potential claims against the Releasees to the maximum extent permitted at law. Claims being released include, without limitation, any and all claims: (i) arising out of or in any way related to Employee’s employment with Employer or the termination of Employee’s employment with Employer; (ii) pursuant to any contract, express or implied, written or oral; (iii) for wrongful dismissal or termination of employment; (iv) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination on the basis of age, race, color, religion, disability, sex, sexual orientation, national origin, or citizenship, including, without limitation, Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. sec. 2000 et seq., the Employee Retirement Income Security Act, 29 U.S.C. sec. 1001 et seq., the Americans With Disabilities Act, 42 U.S.C. sec. 1210 et seq., the Family and Medical Leave Act , 29 U.S.C., sec. 2601 et seq., the Civil Rights Act of 1991, the New York State Human Rights Law, all as amended, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes. Without limiting the generality of the above, Employee hereby waives and releases any rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, or to any statutes, regulations or ordinances of any state or governmental entity, all of which have been, could be or could have been asserted by Employee or on his behalf (and all of which have been, would be or would have been disputed by Releasee); (v) for tort, tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander; (vi) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief; and (vii) arising out of or in any way related to any transactions, occurrences, acts, statements, disclosures or omissions occurring prior to the date of this Agreement; provided, however, that this release in Section 7 specifically excludes matters relating to the performance or enforcement of this Agreement and the SERP. Notwithstanding anything in this Agreement to the contrary, Employee’s rights to indemnification and to be held harmless provided by the Employer’s Bylaws or otherwise shall remain in effect and not subject to any release.
(d) Employee agrees to execute and deliver to Employer the Updated Release on or within two (2) days following the Separation Date. The Updated Release contains a general release of claims co-extensive and substantially similar to the release set forth in this Section 8 and includes the period from the date of the execution of this Agreement through and including the date of execution of the Updated Release.

8.    As a material inducement to Employee to enter into this Agreement, and in consideration of Employee’s obligations under this Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged by Employer, Employer hereby irrevocably, unconditionally and generally releases, discharges, and covenants not to sue or bring any claim, action, lawsuit or complaint of any nature whatsoever against Employee from and with respect to any and all actions, causes of action, suits, liabilities, claims, and demands which are known to Employer on the Separation Date (collectively, “ Employer Claims”). The Parties intend this release to be general and comprehensive in nature and to release all known claims and potential claims of Employer against Employee to the maximum extent permitted at law. Employer Claims being released include, without limitation, any and all claims: (i) arising out of or in any way related to Employee’s employment with Employer or the termination of Employee’s employment with Employer; (ii) pursuant to any contract, express or implied, written or oral; (iii) for termination of employment; (iv) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship; provided, however, that this release by Employer of Employee shall not apply to any actions, claims, lawsuits, inquiries, investigations (formal or informal) by or from any third party, including, but not limited to, any governmental, regulatory or quasi-regulatory agency, which arises out of or in any manner is associated with Employee’s activities while she employed by Employer. This release by its terms specifically excludes (A) any matters relating to the performance of this Agreement and (B) as related to Employees activities while employed by Employer arising out of any act or omission by Employee that would constitute (x) fraud or embezzlement or (y) a felony under applicable state, Federal, local or foreign law, unless Employer had actual knowledge on the Separation Date of any such fraud, embezzlement or felony.
9.During the twenty-four (24) month period commencing on the Separation Date, Employee shall not, directly or indirectly, solicit, raid, entice or induce any person who is presently an employee of Employer or any of its Subsidiaries, or, at any time during the six (6) months immediately prior to the Separation Date, has been an employee of Employer or any of its Subsidiaries, to leave the employment of Employer.
10.During the twenty-four (24) month period commencing on the Separation Date, Employee shall not, directly or indirectly, within the United States become an executive, officer, employee, consultant or otherwise render services to, lend funds to, serve on the board of, invest in (other than as a 1% or less shareholder of a publicly traded corporation) or guarantee the debts of, any Company Competitors. The Company Competitors are those companies set forth on Exhibit B of the Employment Agreement.
11.Employee represents that, on or prior to the Separation Date, he will return all of Employer’s property in accordance with Section 13. 8 of the Employment Agreement.
12.Employee acknowledges and agrees that, during the course of his employment with Employer, Employee had access to and acquired Confidential Information. As used in this Agreement, “Confidential Information” means any business, financial or technical information or trade secrets or proprietary information (including, without limitation, account records, plans for the creation or disposition of products, Employer correspondences to employees or others (whether electronic or otherwise) of a confidential nature, any Employer materials which were marked as confidential, product development plans, financial data, financial plans, marketing strategies, and personnel records and evaluations), the use or disclosure of which could be detrimental to the interests of Employer, its shareholders, directors, officers, employees or agents. Employee represents, warrants and covenants to Employer that he has not and will not copy, duplicate (either electronically or by any other means), disseminate, retain or utilize in any manner any of Employer’s Confidential Information for his personal use or the use of any third party and further represents, warrants and covenants to keep Confidential Information confidential at all times and not to disclose any Confidential Information, except as the same may be required under compulsion of law, and further provided that Employee gives Employer prompt notice of any such request so that Employer may seek a protective order to prevent disclosure.
13.The Parties agrees that they will not directly or indirectly: (a) disparage, discredit, refer to the other Party in a detrimental manner; or (b) initiate or participate in any discussion or communication that reflects negatively on the other Party or, in the case of Employer, its employees, officers or directors. A disparaging or detrimental statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.
14.If Employee breaches any of Sections 4 (a breach of Section 4 only must be a material breach), 9, 10 and 12 of this Agreement, Employer, in addition to all of the other rights which it may have in equity or in law, shall be released from any obligation to make the payments referred to in Section 5. Employee understands and agrees that if the Employee breaches the confidentiality or the non-disparagement provisions of this Agreement it will cause the Employer irreparable and continuing harm, for which the Employer would have no legal remedy. Consequently, Employee breaches any part of the confidentiality or the non-disparagement provisions of this Agreement, the Employer will have the right to proceed against the Employee in a court of law or before an arbitrator for injunctive relief as well as seek all other remedies and damages available to the Employer.
15.The provisions of this Agreement are severable, and if any provision or term, or part of provision or term of this Agreement is declared or determined by a court to be illegal or invalid, the validity of the remaining parts, provisions or terms shall not be affected thereby, and said illegal or invalid part, provision or term shall not be deemed to be a part of this Agreement. It is the intention of the Parties that, if a court construes any provision or clause of this Agreement to be illegal, void, unreasonable or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall modify the duration, area, or matter of such provision and, in its modified form, such provision shall then be enforceable and shall be enforced to the fullest extent of law.

16.Nothing contained in this Agreement or the fact that Employer has signed this Agreement shall be considered as an admission or suggestion of any liability of Employer to Employee, and Employer specifically disclaims any liability for any wrongful acts against Employee on the part of itself, its employees or agents.
17.Employer and Employee each agree to bear its and his own costs, expenses, attorneys’ fees and other expenditures incurred in connection with this Agreement.
18.Employee will have no more than twenty-one (21) days following the Effective Date to consider this Agreement. This Agreement shall not become effective until the eighth (8th) day following Employee’s execution thereof. Employee shall have the right to revoke this Agreement for a period of seven (7) days following his execution of this Agreement, by giving written notice of such revocation to the Company.
19.(a)    The intent of the Parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and this Agreement shall be interpreted to that end. The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. In no event whatsoever shall Employer be liable for any tax, interest or penalties that may be imposed on Employee by Section 409A or any damages for failing to comply with Section 409A.
(b)    If any payment, compensation or other benefit provided to Employee in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Employee is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after Employee’s date of termination or, if earlier, Employee’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Employee during the period between the date of termination and the New Payment Date shall be paid in a lump sum on such New Payment Date.
(c)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A.
(d)    All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

20.Neither party has relied on any representation with respect to the subject matter of this Agreement or any representation inducing the execution of this Agreement except such representations as are expressly set forth in this Agreement. This Agreement (a) represents the entire agreement of the Parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof including Section 8.2(d) and Section 9 of the Employment Agreement, and the terms of this Agreement may not be modified, amended or supplemented except by an agreement in writing signed by both Parties hereto; (b) shall inure to the benefit of, and be binding upon, the Parties hereto and their respective legal representatives, heirs and successors; (c) shall be governed by, and construed in accordance with, the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws) and venue and jurisdiction of any disputes arising pursuant to this Agreement shall be proper in any court sitting in New York County, New York.
21..Employee acknowledges and represents that he has read this Agreement and fully understands the terms of this Agreement and that he has been advised by Employer to consult with an attorney, and he has had sufficient opportunity to review this Agreement and to confer with his attorney before signing this Agreement. Employee further acknowledges that he is voluntarily and knowingly entering into this Agreement.
EMPLOYEE UNDERSTANDS AND INTENDS THAT, BY SIGNING THIS AGREEMENT, HE HAS WAIVED ALL CLAIMS AGAINST EMPLOYER AND ITS AFFILIATES, PARENTS, SUBSIDIARIES, RELATED COMPANIES, DIVISIONS AND ITS PAST AND PRESENT OFFICERS, DIRECTORS, EMPLOYEES AND THE HEIRS, EXECUTORS, ADMINISTRATORS, RECEIVERS, SUCCESSORS AND ASSIGNS OF ALL OF THE FOREGOING, AND CERTIFIES THAT HE ENTERS INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND AFTER HAVING SUFFICIENT OPPORTUNITY TO CONSULT WITH HIS ATTORNEY AND TO REVIEW THIS DOCUMENT (INCLUDING ANY EXHIBITS HERETO) IN ITS ENTIRETY.

AÉROPOSTALE, INC.

BY:	/s/ Marc D. Miller
Name: Marc D. Miller
Title: CFO

DATE: August 18, 2014

BY:	/s/ Thomas P. Johnson
Thomas P. Johnson

DATE: August 18, 2014

Exhibit A
Updated Release Agreement
This Updated Release Agreement (this “Updated Release”) is hereby entered into between Aeropostale, Inc., a Delaware corporation (“Employer”) and Thomas P. Johnson (“Employee” and collectively with Employer, the “Parties”).
WHEREAS, the Parties previously entered into that certain Separation Agreement and Release dated August 18, 2014 (the “Release Agreement”), detailing the terms of Employee’s separation from the Company (capitalized terms used herein and not defined herein shall have the respective meanings set forth in the Release Agreement);
WHEREAS, this Updated Release formed part of the Release Agreement, was expressly incorporated therein, and was attached as Exhibit A to the Release Agreement; and
WHEREAS, pursuant to the Release Agreement, Employee agreed to execute and deliver to the Company on or within two (2) days following the Separation Date this Updated Release containing a general release of claims co-extensive and substantially similar with the release set forth in the Release Agreement.
NOW THEREFORE, for good and valuable consideration, including but not limited to the payments and benefits detailed under the Release Agreement, the continued provision of which is conditioned on Employee’s signing and returning this Updated Release, the Parties hereby agree to the following:
1.    In consideration of the terms of the Release Agreement, Employee hereby irrevocably, unconditionally and generally releases, discharges, and covenants not to sue or bring any claim, action, lawsuit or complaint of any nature whatsoever against Employer and/or each of Employer’s affiliates, parents, subsidiaries, related companies, divisions, and its past and present officers, directors, employees, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, “Releasees”), from and with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever, whether known or unknown, by reason of any matter or cause whatsoever arising prior to the time he signs this Agreement (collectively, “Claims”).
2.    The Parties intend this release to be general and comprehensive in nature and to release all claims and potential claims against the Releasees to the maximum extent permitted at law. Claims being released include, without limitation, any and all claims: (a) arising out of or in any way related to Employee’s employment with Employer or the termination of Employee’s employment with Employer; (b) pursuant to any contract, express or implied, written or oral; (c) for wrongful dismissal or termination of employment; (d) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination on the basis of age, race, color, religion, disability, sex, sexual orientation, national origin, or citizenship, including, without limitation, Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. sec. 2000 et seq., the Employee Retirement Income Security Act, 29 U.S.C. sec. 1001 et seq., the Americans With Disabilities Act, 42 U.S.C. sec. 1210 et seq., the Family and Medical Leave Act , 29 U.S.C., sec. 2601 et seq., the Civil Rights Act of 1991, the New York State Human Rights Law, all as amended, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes. Without limiting the generality of the above, Employee hereby waives and releases any rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, or to any statutes, regulations or ordinances of any state or governmental entity, all of which have been, could be or could have been asserted by Employee or on his behalf (and all of which have been, would be or would have been disputed by the Releasees); (e) for tort, tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander; (f) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief; and (g) arising out of or in any way related to any transactions, occurrences, acts, statements, disclosures or omissions occurring prior to the date of this Agreement. Provided, however, that this release specifically excludes matters relating to the performance or enforcement of this Agreement and the SERP. Further provided that Employee’s rights to indemnification and to be held harmless provided by Employer’s Bylaws or otherwise shall remain in effect and not subject to any release.
3.    Employee acknowledges that before entering into this Updated Release, Employee has had the opportunity to consult with counsel about any questions regarding the Updated Release and the Release Agreement, and Employee has been advised to do so if he so choses. Employee further acknowledges that Employee has entered into this Updated Release and the Release Agreement of Employee’s own free will, and that no promises or representations have been made to Employee by any person to induce Employee to enter into this Updated Release and the Release Agreement other than the express terms set forth herein and in the Release Agreement. Employee further acknowledges that Employee has read this Updated Release and the Release Agreement and understands all of their terms, including the waiver and release of claims set forth in this Updated Release and in Section 7 of the Release Agreement.
4.    Under no circumstances should Employee sign or return this Updated Release prior to the Separation Date and any such execution of this Updated Release shall not be effective.

EMPLOYEE UNDERSTANDS AND INTENDS THAT, BY SIGNING THIS UPDATED RELEASE, HE HAS WAIVED ALL CLAIMS AGAINST EMPLOYER AND ITS AFFILIATES, PARENTS, SUBSIDIARIES, RELATED COMPANIES, DIVISIONS AND ITS PAST AND PRESENT OFFICERS, DIRECTORS, EMPLOYEES, AND THE HEIRS, EXECUTORS, ADMINISTRATORS, RECEIVERS, SUCCESSORS AND ASSIGNS OF ALL OF THE FOREGOING AND CERTIFIES THAT HE ENTERS INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND AFTER HAVING SUFFICIENT OPPORTUNITY TO CONSULT WITH HIS ATTORNEY AND TO REVIEW THIS DOCUMENT IN ITS ENTIRETY.

AÉROPOSTALE, INC.

BY:
NAME:
TITLE:

DATE:

BY:
Thomas P. Johnson

DATE:

EXHIBIT B

Company Competitors*

American Eagle Outfitters Inc.
Abercrombie & Fitch Co.
Buckle Inc.
Charlotte Russe Holding Inc.
Children’s Place
Gap, Inc.
Hot Topic Inc.
Express Stores
The Gymboree Corporation
New York & Company Inc.
Pacific Sunwear of California Inc.
Tween Brands Inc.
Urban Outfitters Inc.
Wet Seal Inc.
Zumiez, Inc.

*Including all subsidiaries, related companies and affiliates of the companies listed on this
Exhibit A.